SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Paxson Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 29, 2005
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of Paxson Communications Corporation (the “Company”), which will be held at the West Palm Beach Marriott Hotel, 1001 Okeechobee Boulevard, West Palm Beach, Florida 33401, on June 10, 2005, at 11:00 a.m., local time.
      Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date (or their authorized representatives) and to our invited guests. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed proxy card and you will be pre-registered for the meeting (if your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker). Stockholders who are not pre-registered will only be admitted to the Annual Meeting upon verification of stock ownership.
      The notice of the meeting and proxy statement on the following pages contain information concerning the business to be considered at the meeting. Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, and return the accompanying proxy card in the enclosed envelope in order to make sure your shares will be represented at the Annual Meeting. Stockholders who attend the Annual Meeting will have the opportunity to vote in person.

Sincerely,

LOWELL W. PAXSON
Chairman of the Board and Chief Executive Officer

PAXSON COMMUNICATIONS CORPORATION
601 Clearwater Park Road
West Palm Beach, Florida 33401-6233

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 10, 2005
       The Annual Meeting of Stockholders of Paxson Communications Corporation will be held at the West Palm Beach Marriott Hotel, 1001 Okeechobee Boulevard, West Palm Beach, Florida 33401, on June 10, 2005, at 11:00 a.m., local time, for the following purposes:

1.	To elect two Class II directors to serve for a term of three years, and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered certified public accountants for 2005; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.
      The Board of Directors has fixed the close of business on April 15, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.
      Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

By Order of the Board of Directors

/s/ Adam K. Wernsting

Adam K. Weinstein, Secretary
West Palm Beach, Florida
April 29, 2005

PAXSON COMMUNICATIONS CORPORATION
601 Clearwater Park Road
West Palm Beach, Florida 33401-6233
PROXY STATEMENT
       We are providing this proxy statement and the accompanying proxy card to our stockholders beginning on or about April 29, 2005, in connection with the solicitation of proxies by the Board of Directors of Paxson Communications Corporation (the “Company”), to be voted at the Annual Meeting of Stockholders to be held on June 10, 2005, and at any adjournment thereof (the “Meeting”). The Board of Directors has fixed the close of business on April 15, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, we had outstanding (i) 61,768,584 shares of $0.001 par value Class A Common Stock (“Class A Common Stock”), entitled to one vote per share, (ii) 8,311,639 shares of $0.001 par value Class B Common Stock (“Class B Common Stock,” and with the Class A Common Stock, collectively, the “Common Stock”), entitled to ten votes per share, and (iii) 14,450 shares of 9 3/4% Series A Convertible Preferred Stock (“Series A Convertible Preferred Stock”), entitled to 625 votes per share.
Voting
      Shares represented by duly executed proxies in the accompanying form received by us prior to the Meeting will be voted at the Meeting in accordance with the directions given. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of the nominees for election as Class II directors and the ratification of the appointment of Ernst & Young LLP as our independent registered certified public accountants for 2005. The Board of Directors knows of no business to be transacted at the Meeting other than the proposals set forth in this Proxy Statement. If other matters are properly presented for action, it is the intention of the persons named as proxies to vote on such matters according to their best judgment.
      If you hold your shares through an intermediary you must provide instructions on voting as requested by your bank or broker. If you sign and return a proxy, you may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Attendance at the Meeting will not in itself constitute revocation of a proxy.
      The presence in person or by proxy of the holders of shares of stock possessing the power to cast a majority of the votes which could be cast by all outstanding shares of stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting. The election of directors will require the affirmative vote of a plurality of the votes cast at the Meeting, if a quorum is present. The affirmative vote of at least a majority of the votes cast in person or by properly executed proxy is required to approve each of the other proposals to be considered at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining whether a quorum is present. As to matters to be considered at the Meeting, abstentions will be treated as votes AGAINST, and broker non-votes will not be counted as shares voting for the purpose of determining whether a proposal has been approved. Lowell W. Paxson, our Chairman and Chief Executive Officer and the beneficial owner of a majority of the voting power of our outstanding stock, has advised us that he intends to vote all shares which he is entitled to vote in favor of the proposals being submitted at the Meeting, therefore approval of the proposals by our stockholders is assured.

PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS
      Our Board of Directors is divided into three classes. A class of directors is elected each year to serve for a three year term and until their successors are elected and qualified. Any director appointed by the Board of Directors to fill a vacancy on the Board serves the balance of the unexpired term of the class of directors in which the vacancy occurred. The terms of the Class II directors (Messrs. Burnham, Oxendine and Patrick) expire at the Meeting. The terms of the Class I directors (Messrs. Paxson and Brandon and Ms. Hudson) expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2007. Our former Class III directors, all of whom were employees of NBC, resigned during November and December, 2001, and we currently have no Class III directors. The terms of any Class III directors who may be appointed by the Board of Directors will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2006. We currently do not intend to fill these vacancies on our Board of Directors.
      The Board of Directors has nominated Dean M. Goodman and W. Lawrence Patrick for election as Class II directors. The Class II directors elected at the Meeting will serve for a term of three years expiring upon the election and qualification of their successors at our Annual Meeting of Stockholders to be held in 2008 or until their earlier resignation or removal. Because the terms of three Class II directors will expire at the Meeting, we expect to have one vacant Class II director position following the Meeting. Our By-laws provide that any vacancy on our Board of Directors may be filled by a majority of the remaining members of the Board of Directors and, in such event, the new director will serve for the remainder of the unexpired term of the class of directors to which he or she is assigned. As a result, the term of any Class II director who may be appointed by the Board of Directors to fill this vacancy will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2008. We expect that, from time to time after the Meeting, our Board of Directors will consider qualified candidates to fill this vacancy as any such candidates may be identified.
      Each of the nominees has indicated his willingness to serve, if elected. Should any nominee become unable or unwilling to accept nomination or election for any reason, the persons named as proxies may cast votes for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.

      The Board of Directors recommends that the stockholders vote FOR the Nominees listed below.
      Biographical and other information concerning our directors and the nominees for election at the Meeting is set forth below.
Nominees for Election as Class II Directors (Term to Expire at the Annual Meeting in 2008)

			Director
	Age	Position, Principal Occupation, Business Experience and Directorships	Since

Dean M. Goodman	57	President of the Company since December 2002, and Chief Operating Officer since September 2001. Executive Vice President of the Company from September 2001 to December 2002, and President of the Company’s PAX TV network television operations from February 1998 to December 2002. Mr. Goodman held other positions with the Company from 1993 to February 1998. Member of the Executive Committee of the National Association of Broadcasters, a trade association, since 2001, and member of its Board of Directors during 16 of the past 25 years.	—
W. Lawrence Patrick(1)	55	President since 1984 of Patrick Communications, LLC, a media investment banking and brokerage firm, and Legend Communications, a radio group owner.	2005
Class I Directors Continuing in Office (Term to Expire at the Annual Meeting in 2007)

			Director
	Age	Position, Principal Occupation, Business Experience and Directorships	Since

Lowell W. Paxson	70	Chairman of the Board since 1991 and Chief Executive Officer of the Company since December 2002 and from 1991 to 1998. President, Home Shopping Network, Inc. from 1985 to 1990.	1991
Henry J. Brandon	47	Managing Director since October 2004 of Oracle Capital Partners, LLC, a private investment firm and merchant bank. Senior Vice President and Chief Financial Officer of Leeward Islands Lottery Holding Company, Inc., a lottery management and production company from August 2002 to August 2004. Principal, William E. Simon & Sons, LLC, a private investment firm and merchant bank, from 1995 to 2002.	2001
Elizabeth J. Hudson	55	Senior Vice President of Communications of National Geographic Society, a non-profit educational and publishing organization, since September 2000. Senior Vice President of Corporate Communications of iVillage, Inc., a media company, from 1999 to 2000. Director of the global communications and media practice of Spencer Stuart, an executive search firm, from 1998 to 1999. Director of AFLAC, Inc.	2004

(1)	James L. Greenwald resigned as a member of the Board of Directors effective February 28, 2005. On March 17, 2005, the Board of Directors appointed W. Lawrence Patrick as a Class II director to fill the vacancy on the Board resulting from Mr. Greenwald’s resignation.

Class III Directors Continuing in Office (Term to Expire at the Annual Meeting in 2006)
      None; seats are currently vacant.
Other Executive Officers
      Richard Garcia, 42, has been our Senior Vice President and Chief Financial Officer since April 2004 and served as our Vice President, Controller and Chief Accounting Officer from September 2003 until April 2004. From May 2002 to September 2003, Mr. Garcia was Controller of DirectTV Latin America, LLC. From August 1998 to May 2002, Mr. Garcia was Controller and Chief Accounting Officer of Claxson Interactive Group, an owner of television and radio broadcasting assets.
      Adam K. Weinstein, 41, has been our Senior Vice President, Secretary and Chief Legal Officer since January 1, 2005. From August 2000 through December 31, 2004, Mr. Weinstein served as our Assistant General Counsel, Vice President and Assistant Secretary. From 1995 to 2000, Mr. Weinstein was Assistant General Counsel of Oxbow Corporation, a privately owned power development and petroleum products trading company.
      Tammy G. Hedge, 44, has been our Vice President, Controller and Chief Accounting Officer since July 2004. From November 2000 to June 2004, Ms. Hedge served as Financial Controller of Dycom Industries, Inc., a provider of specialty contracting services. From August 1999 to November 2000, Ms. Hedge served as SEC Reporting Manager of Dycom Industries, Inc.
The Board of Directors and its Committees
      Each of the members of the Board of Directors other than Mr. Paxson is “independent,” as that term is defined under the rules of the American Stock Exchange. During 2004, the Board of Directors held ten meetings and a two day workshop with management. Each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees of which he is a member. In addition, the Board of Directors took action ten times during 2004 by unanimous written consent in lieu of a meeting, as permitted by applicable state law.
      The Compensation Committee currently consists of Henry J. Brandon, Bruce L. Burnham, John E. Oxendine and W. Lawrence Patrick. James L. Greenwald resigned as one of our directors on February 28, 2005. During 2004 and until his resignation, Mr. Greenwald was the chairman of the Compensation Committee. On March 11, 2005, the Board of Directors appointed Mr. Brandon as Chairman of the Compensation Committee. The Board of Directors appointed W. Lawrence Patrick as a member of the Compensation Committee on April 4, 2005. The Compensation Committee reviews and approves base salary and bonus compensation for our officers other than our Chief Executive Officer. The Compensation Committee establishes the annual performance goals under our Executive Bonus Program and is responsible for the administration of our stock-based compensation plans. See “Compensation Committee Report on Executive Compensation.” During 2004, the Compensation Committee held 16 meetings and a two day workshop with management.
      The Audit Committee currently consists of Bruce L. Burnham, John E. Oxendine, Henry J. Brandon, Elizabeth J. Hudson and W. Lawrence Patrick. Mr. Burnham is the chairman of the Audit Committee. During 2004 and until his resignation, Mr. Greenwald was a member of the Audit Committee. The Board of Directors appointed W. Lawrence Patrick as a member of the Audit Committee on April 4, 2005. The Audit Committee operates under a written charter adopted by the Board of Directors. Each of the members of the Audit Committee is an independent director as defined under the rules of the American Stock Exchange and is “independent,” as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Henry J. Brandon is an “audit committee financial expert” (as defined in the rules of the Securities and Exchange Commission). Each of the current members of the Audit Committee is able to read and understand fundamental financial statements and is “financially sophisticated” as that term is defined under applicable American Stock Exchange rules. This committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our independent registered certified public accountants. The duties of the Audit Committee are to select, retain, oversee and evaluate our independent registered certified public accountants, to meet with our independent registered certified public accountants to review the scope and results of the audit, to approve non-audit services provided to us by our independent registered certified public accountants, and to consider various accounting and auditing matters related to our system of internal controls, financial management practices and other matters. During 2004, the Audit Committee held 24 meetings.
      In December 2004, the Board of Directors formed a Special Committee to consider, evaluate and act upon any proposed strategic transaction related to our company. The Special Committee currently consists of Bruce L. Burnham, John E. Oxendine, Henry J. Brandon and Elizabeth J. Hudson. Mr. Burnham is the chairman of the Special Committee. During 2004 and until his resignation on February 28, 2005, Mr. Greenwald was a member of the Special Committee. During 2004, the Special Committee held two meetings.
      We do not have a nominating committee or a nominating committee charter at this time. Nominations of directors are made by our full Board of Directors. Each of Dean M. Goodman, who is our President and Chief Operating Officer and is a nominee for election as a Class II director at the Meeting, and W. Lawrence Patrick, who was appointed as a Class II director on March 17, 2005 and is a nominee for election as a Class II director at the Meeting, was recommended for election by Mr. Paxson. While the Board will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders. Nominations by stockholders should be submitted to our Secretary and must comply with certain procedural and informational requirements set forth in our Bylaws. Please see “Stockholder Proposals for 2006 Annual Meeting” below.
Lead Independent Director
      In May 2004, our Board of Directors created the position of lead independent director. The Lead Independent Director is responsible for coordinating the activities of the other independent directors and performing various other duties. The general authority and responsibilities of the Lead Independent Director are established in resolutions adopted by our Board of Directors.
      Our Board designated Bruce L. Burnham as our initial Lead Independent Director because of the valuable counsel and guidance he provides based on his depth of experience related to having served as a member of our Board of Directors since 1996. Mr. Burnham is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Burnham is not standing for reelection as a director and his term will expire at the Meeting. The Board of Directors has not appointed a successor to Mr. Burnham to serve as Lead Independent Director following the Meeting.
Communication with the Board of Directors and Director Attendance at Annual Meetings
      Our Board of Directors believes that it is important for us to have a process whereby our stockholders may send communications to the Board. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to our Secretary at 601 Clearwater Park Road, West Palm Beach, Florida 33401. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are the full Board of Directors or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
      Although we do not have a policy with respect to attendance by the directors at the Annual Meeting of Stockholders, directors are encouraged to attend. Four of the six current members of the Board of Directors attended the 2004 Annual Meeting of Stockholders. Mr. Patrick was not a member of the Board of Directors at the time of the 2004 Annual Meeting of Stockholders.

Compensation of Directors
      Directors who are not our employees receive an annual retainer of $24,000 and are paid fees of $1,500 for each board meeting attended, $1,000 for each committee meeting attended and $500 for each meeting chaired. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and its committees.
      In September 2004, Messrs. Burnham, Greenwald, Oxendine and Brandon and Ms. Hudson participated in our stock option exchange offer, under which they each exchanged 80,000 outstanding unvested shares of Class A Common Stock for unvested options to purchase 80,000 shares of our Class A Common Stock at an exercise price of $0.01 per share, which options vest on the same schedule as the unvested shares tendered for exchange.
      In July 2004, Ms. Hudson received and exercised options to purchase 80,000 unvested shares of Class A Common Stock. The shares acquired upon exercise of the options vest ratably over a five year period that commenced on May 21, 2004.
      Each member of the Board of Directors other than Mr. Patrick also participated in the 2005 stock option amendment transaction described below under “Stock Incentive Plans.”
Certain Transactions Involving Directors and Officers
      NBC Transactions. On September 15, 1999, our company, NBC and Mr. Paxson, our Chairman and controlling stockholder, entered into a series of agreements which created a significant strategic and financial relationship between the two companies and under which, subject to various conditions including FCC approval, NBC has the ability to acquire voting and operational control of our company. We also entered into an agreement with NBC pursuant to which NBC serves as our exclusive sales representative to sell our PAX TV Network advertising time for agreed compensation. We have also entered into joint sales agreements with NBC with respect to 14 of our stations serving 12 markets also served by an NBC owned and operated station, and with 27 independently owned NBC affiliated stations serving our markets. In March 2005, we notified substantially all of our JSA partners other than NBC that we were exercising our right to terminate the JSAs, effective June 30, 2005, and began discussions with NBC as to the termination of each of the JSAs with NBC. We also notified NBC that we were removing, effective June 30, 2005, all of our stations from the national sales agency agreement pursuant to which NBC sells national spot advertisements for 49 of our 60 stations, and we began discussions with NBC as to the termination of our network sales agency agreement with NBC. Prior to their resignation in November and December 2001, we had three Class III directors who were employees of NBC.
      The Christian Network, Inc. We have entered into several agreements with The Christian Network, Inc. (referred to herein as “CNI”). CNI is a section 501(c)(3) not-for-profit corporation to which Mr. Paxson has been a substantial contributor and of which he was a member of the Board of Stewards through 1993.
      We entered into an agreement with CNI in May 1994 (the “CNI Tax Agreement”) under which we agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationship with us, we would take certain actions to ensure that CNI’s tax exempt status would no longer be so jeopardized. These steps could include rescission of one or more transactions or additional payments by us. We believe that our agreements with CNI have been on terms as favorable to CNI as it would obtain in arm’s length transactions, and we intend any future agreements with CNI to be as favorable to CNI as CNI would obtain in arm’s length transactions. Accordingly, if our activities with CNI are consistent with the terms governing our relationship, we should not be required to take any actions under the CNI Tax Agreement. We cannot be sure, however, that we will not be required to take any actions under the CNI Tax Agreement which might have a material cost to us.
      In September 2004, we purchased from CNI for $1.65 million a television production and distribution facility located in Clearwater, Florida. Mr. Paxson had personally guaranteed the mortgage debt incurred by CNI in 1994 in connection with its acquisition of this facility. This debt was repaid from the proceeds of our acquisition of the facility. We utilize this facility primarily as our network operations center from which we originate our PAX TV network signal. Prior to purchasing this facility, we leased it from CNI for a term expiring on June 30, 2008 at a rent rate of $16,700 per month. During the years ended December 31, 2004 and December 31, 2003, we incurred rental charges of $147,000 and $212,000 respectively, in connection with this lease.
      In March 1999, we entered into an agreement with CNI to license CNI’s programming, which agreement expired on May 31, 2002 without being renewed. During the year ended December 31, 2002 we paid license fees in connection with this agreement of $93,000.
      On September 10, 1999, we entered into a Master Agreement with CNI for overnight programming and use of a portion of the digital broadcasting capacity of our television stations in exchange for CNI’s providing public interest programming. The Master Agreement has a term of 50 years and is automatically renewable for successive ten year periods unless CNI ceases to exist, commences action to liquidate, ceases family values programming or the FCC revokes the licenses of a majority of our stations. Pursuant to the Master Agreement, we broadcast CNI overnight programming on each of our stations seven days a week from 1:00 a.m. to 6:00 a.m. When our stations begin digital programming in multiple channels, we are obligated to make a digital channel available for CNI’s use. CNI will have the right to use the digital channel for 24 hour CNI digital programming.
      Officer Loans. During December 1996, we approved a program to extend loans to members of our senior management to finance their purchase of shares of Class A Common Stock in the open market. The loans were evidenced by full recourse promissory notes bearing interest at 5.75% per annum and were collateralized by a pledge of the shares of Class A Common Stock purchased with the loan proceeds. The largest aggregate amounts of indebtedness outstanding during 2004 under these loans to our Named Executive Officers were as follows: Mr. Goodman, $352,594; Mr. Morrison, $73,438; and Mr. Grossman, $131,695. As of December 31, 2004 these loans to our Named Executive Officers had been repaid in full. During 2004, we received payments of $352,594 from Mr. Goodman, $73,651 from Mr. Morrison and $131,695 from Mr. Grossman in respect of their loan balances.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and persons who own more than ten percent of our Common Stock (“Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of Common Stock and our other equity securities with the Securities and Exchange Commission and to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such reports received by us and written representations from certain Reporting Persons, we believe that during 2004, all required reports were filed on a timely basis.

Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth information as to our equity securities beneficially owned on April 22, 2005 by (i) each director and nominee for director, (ii) each person identified as a “Named Executive Officer” below under “Executive Compensation,” (iii) all of our directors, nominees and executive officers as a group, and (iv) any person we know to be the beneficial owner of more than five percent of any class of our voting securities. Beneficial ownership means sole or shared voting power or investment power with respect to a security. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

		Amount and
		Nature of		Aggregate
		Beneficial		Voting
Class of Stock	Name of Beneficial Owner(1)	Ownership	% of Class	Power(%)

Class A Common Stock	National Broadcasting Company, Inc.(2)	63,928,159	49.8%	29.0%
	Mario J. Gabelli(3)	3,491,075	5.4%	2.2%
	Directors and Nominees:
	Lowell W. Paxson(4)	15,455,062	24.0%	9.9%
	Bruce L. Burnham(5)(6)	155,058	*	*
	John E. Oxendine(5)(6)	102,312	*	*
	Henry J. Brandon(5)(6)	80,000	*	*
	Elizabeth J. Hudson(6)	80,000	*	*
	Dean M. Goodman(5)(7)	910,128	1.4%	*
	W. Lawrence Patrick	—	*	*
	Certain Executive Officers:
	Anthony L. Morrison(5)	325,000	*	*
	Seth A. Grossman(5)	364,821	*	*
	Richard Garcia(5)(7)	210,000	*	*
	All directors, nominees and executive officers as a group(10 persons)(8)	18,019,073	27.7%	11.5%
Class B Common Stock	Lowell W. Paxson	8,311,639	100%	53.1%
	All directors and executive officers as a group	8,311,639	100%	53.1%

*	Less than 1%

(1)	Unless otherwise specified in the footnotes to this table, the address of each person in this table is c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233.

(2)	Consists of 31,896,032 shares of Class A Common Stock issuable upon conversion of shares of Series B Convertible Exchangeable Preferred Stock held by NBC Palm Beach Investment I, Inc., and 32,032,127 shares of Class A Common Stock issuable upon exercise of outstanding warrants held by NBC Palm Beach Investment II, Inc. The holders’ rights to acquire shares of Class A Common Stock upon conversion and exercise, respectively, of those securities, although currently exercisable, are subject to material conditions, including compliance with the rules of the Federal Communications Commission. This amount does not include shares of Class B Common Stock beneficially owned by Mr. Paxson that NBC Palm Beach Investment II, Inc. has the right to acquire. According to information contained in an amendment to Schedule 13D filed with the Securities and Exchange Commission (the “Commission”), dated February 15, 2002, each of such holders is a subsidiary of National Broadcasting Company, Inc. (“NBC”), the address of which is 30 Rockefeller Plaza, New York, New York 10112, and NBC and its parent entity, General Electric Company, Inc., each disclaims beneficial ownership of such securities.

(3)	According to information contained in an amendment to Schedule 13D filed with the Commission on March 24, 2005 and dated March 22, 2005, various investment funds and other entities controlled by or affiliated with Mario J. Gabelli and Marc J. Gabelli, each of whose address is c/o Gabelli Asset Management, Inc., One Corporate Center, Rye, New York 10580, acquired such shares for investment for one or more accounts over which they have shared or sole investment and voting power or for their own account. Further, according to information contained in such amendment to Schedule 13D, the number of shares reported includes 162,000 shares of Class A Common Stock with respect to which one of such holders does not have voting power.

(4)	Does not include 8,311,639 shares of Class B Common Stock, each share of which is convertible into one share of Class A Common Stock. Mr. Paxson is the beneficial owner of all reported shares, other than 100 shares of Class A Common Stock, through his control of Second Crystal Diamond, Limited Partnership and Paxson Enterprises, Inc.

(5)	Includes shares which may be acquired within 60 days through the exercise of stock options granted under the Company’s Stock Incentive Plans as follows: Dean M. Goodman — 154,328; Anthony L. Morrison — 325,000; Seth A. Grossman — 54,133; Richard Garcia — 20,000; Bruce L. Burnham — 29,750; John E. Oxendine — 16,000; and Henry J. Brandon — 16,000.

(6)	Includes, with respect to each of Messrs. Brandon, Burnham and Oxendine, 64,000 shares subject to vesting in equal annual installments of 16,000 shares over the four year period commencing on October 2, 2004. Includes, with respect to Ms. Hudson, 80,000 shares subject to vesting in equal annual installments of 16,000 shares over the five year period commencing on May 21, 2004. The holders possess voting power with respect to these shares. These shares will vest immediately upon the occurrence of certain events, including a change of control of our company.

(7)	Includes, in addition to the shares referred to in note 5 above, shares subject to vesting as follows: Mr. Goodman — 573,333 shares vesting at various dates through October 2, 2008, 360,000 of which shares will vest on October 2, 2008; and Mr. Garcia –190,000 shares vesting at various dates through October 2, 2008, 90,000 of which shares will vest on October 2, 2008. The holders possess voting power with respect to these shares. These shares will vest immediately upon the occurrence of certain events, including a change of control of our company.

(8)	Includes the shares described in notes 5, 6 and 7 above.
Potential Change in Control
      On September 15, 1999, NBC, through subsidiaries, purchased $415 million aggregate liquidation preference of shares of our Series B Convertible Exchangeable Preferred Stock, which are convertible into 31,896,032 shares of Class A Common Stock, and acquired warrants to purchase an additional 32,032,127 shares of Class A Common Stock. Concurrently, NBC entered into an agreement with Mr. Paxson, our Chairman and controlling stockholder, and certain of his affiliates, pursuant to which NBC was granted the right to purchase all (but not less than all) 8,311,639 shares of our outstanding Class B Common Stock beneficially owned by Mr. Paxson, which shares are entitled to ten votes per share on all matters submitted to a vote of our stockholders.
      Pursuant to these agreements and the related agreements entered into in connection with the transaction, NBC has the right to acquire voting and operational control of our company, subject to various conditions including approval of the Federal Communications Commission, or FCC. Exercise of these rights by NBC would result in a change in control of our company.
      We believe it is highly unlikely that NBC would elect to acquire control of our company under the terms of our existing agreements. At the same time, NBC retains its investment in us and its ability to exercise a significant influence over our operations.
      On November 13, 2003, NBC notified us that it was exercising its right under its investment agreement with us to demand that we redeem or arrange for a third party to acquire (the “Redemption”), by payment in cash, all 41,500 outstanding shares of our Series B preferred stock held by NBC. The aggregate redemption price payable in respect of the 41,500 preferred shares, including accrued dividends thereon, was approximately $600.7 million as of December 31, 2004. Between November 13, 2003 and November 13, 2004 we were unable to consummate the Redemption as the terms of our outstanding debt and preferred stock prohibited the Redemption and we did not have sufficient funds on hand to consummate the Redemption. We are involved in litigation with NBC in the Delaware Court of Chancery in which we are seeking a declaratory ruling that we are not obligated to consummate the Redemption and are not in default under our agreement with NBC by virtue of not having done so.
      As we did not effect the Redemption by November 13, 2004, NBC generally is permitted to transfer, without restriction, any of our securities acquired by it, its right to acquire Mr. Paxson’s Class B Common Stock, the contractual rights described with respect to the NBC investment agreement under “Business — NBC Relationship,” in our Annual Report on Form 10-K for the year ended December 31, 2004 and its other rights under the related transaction agreements, provided that Warrant A, Warrant B and the right to acquire Mr. Paxson’s Class B Common Stock will expire, to the extent unexercised, 30 days after any such transfer. If NBC transfers any of our securities or its right to acquire Mr. Paxson’s Class B Common Stock, the transferee will remain subject to the terms and conditions of such securities, including those limitations on exercise described above.

Executive Compensation
      The following table presents information concerning the compensation received or accrued for services rendered during the fiscal years ended December 31, 2004, 2003 and 2002 for our Chief Executive Officer and our four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as of December 31, 2004 (collectively, the “Named Executive Officers”).
Summary Compensation Table

						Long Term
						Compensation(2)

		Annual Compensation				Number of
						Securities	All Other
				Other Annual		Underlying	Compensation
Name and Principal Position	Year	Salary(1)	Bonus	Compensation		Options	(3)(4)(5)(6)

Lowell W. Paxson	2004	$880,000	$660,000	$—		0	$27,501	(7)
Chairman of the Board, Chief	2003	818,565	409,283	—		0	24,477	(7)
Executive Officer	2002	744,150	—	—		0	33,513	(7)

Dean M. Goodman	2004	523,000	438,013	94,500	(8)	80,000	32,372
President, Chief Operating	2003	455,333	182,133	789,750	(9)	815,000	18,536
Officer	2002	455,333	—	—		0	48,147

Anthony L. Morrison	2004	349,000	292,288			50,000	6,520
Executive Vice President,	2003	303,188	106,116	525,330	(8)	474,500	13,058
Secretary, Chief Legal	2002	303,188	—	214,550	(8)	0	32,36
Officer(10)

Seth A. Grossman	2004	297,000	248,738	78,750	(8)	40,000	1,233
Executive Vice President,	2003	259,875	77,963	215,865	(9)	343,500	3,472
Chief Strategic Officer(11)	2002	259,875	—	—		0	1,000

Richard Garcia	2004	265,000	97,150	—		60,000	1,633
Senior Vice President, Chief	2003	55,417	56,083	—		110,000	1,372
Financial Officer	2002	—	—	—		—	—

(1)	Includes amounts Named Executive Officers elected to defer under our Profit Sharing Plan.

(2)	None of the Named Executive Officers held any shares of restricted stock as of December 31, 2004. As a result of the 2005 stock option amendment transaction described below under “Stock Incentive Plans,” and the related exercise of stock options for unvested shares, the aggregate restricted stock holdings of the Named Executive Officers as of April 22, 2005 were as follows: Mr. Goodman — 573,333 shares with a fair market value of $584,800; and Mr. Garcia — 190,000 shares with a fair market value of $193,800. Fair market value is based on the closing sale price of the Class A Common Stock of $1.02 on April 22, 2005.

(3)	Includes contributions to supplemental retirement plans as follows: during 2004, Mr. Goodman — $26,150; Mr. Morrison — $3,490; during 2003, Mr. Goodman — $11,383; Mr. Morrison — $7,580; during 2002, Mr. Goodman — $45,533; Mr. Morrison — $30,319.

(4)	Includes $1,000 contributions by us to the Profit Sharing Plan during 2004, 2003 and 2002.

(5)	Includes cost of term life insurance equivalent for life insurance policies as follows: during 2004, Mr. Paxson — $6,139; Mr. Goodman — $1,880; Mr. Morrison — $1,207; during 2003, Mr. Paxson — $6,414; Mr. Goodman — $1,753; Mr. Morrison — $1,131; during 2002, Mr. Paxson — $4,967; Mr. Goodman — $1,614; Mr. Morrison — $1,041.

(6)	Includes income from payment of stock option exercise price related to April 2004 and October 2003 grants as follows: during 2004, Mr. Garcia — $400; during 2003, Mr. Goodman — $4,400; Mr. Morrison — $2,500; Mr. Grossman — $2,200; Mr. Garcia — $1,100 .

(7)	Includes the economic benefits of the premiums we paid under a split dollar life insurance policy. We are entitled to recover the premiums from any amounts paid by the insurer on the split dollar life policy and have retained an interest in the policy to the extent of the premiums paid.

(8)	Represents the fair market value of shares of restricted stock that vested during 2004, based on the closing sale price of the Class A Common Stock as of the applicable vesting date(s).

(9)	Represents the difference between the price paid by the Named Executive Officer upon the exercise of stock options and the fair market value of the underlying common stock at the time of exercise.

(10)	Mr. Morrison’s employment with us was terminated effective January 29, 2005.

(11)	Mr. Grossman resigned his employment with us effective March 13, 2005.
Option Grants in Last Fiscal Year
      The table below presents information regarding each of the Named Executive Officers who was granted options to purchase shares of our capital stock during the year ended December 31, 2004.

	Number of Shares	% of Total			Market	Grant
	of Common Stock	Options Granted	Exercise		Price at	Date
	Underlying Options	to Employees in	Price per	Expiration	Date of	Present
Name	Granted	Fiscal Year	Share	Date	Grant	Value(1)

Lowell W. Paxson	—	—	$—	—	$—	$—
Dean M. Goodman	80,000	7.7	.01	10/2/14	1.48	117,600
Anthony L. Morrison	50,000	4.8	.01	10/2/14	1.48	73,500
Seth A. Grossman	40,000	3.9	.01	10/2/14	1.48	58,800
Richard Garcia	40,000	3.9	.01	6/8/04	3.68	146,800
	20,000	1.9	.01	10/2/14	1.48	29,400

(1)	Based on the closing price on the grant date and the option exercise price, as determined using the Black-Scholes option pricing model assuming a dividend yield of 0%, expected volatility range of 72% to 73%, risk free interest rates of 3.2% to 3.4% and a weighted average expected option term of one day to 6 years.
      The information in the table above does not reflect the October 2004 issuance of options (the “Exchange Options”) to purchase unvested shares, which Exchange Options were issued in exchange for outstanding unvested shares in connection with the 2004 stock option exchange offer transaction described below under “Stock Incentive Plans.” All Exchange Options had a ten year exercise period and an exercise price of $0.01 per share, vested on a schedule identical to the vesting schedule of the unvested shares for which they were exchanged and were exercisable for shares of our Class A Common Stock. All Exchange Options that were unvested as of April 22, 2005 were exercised for unvested shares on April 22, 2005 in connection with the 2005 stock option amendment transaction described below under “Stock Incentive Plans.” As a result, there are no Exchange Options outstanding as of the date of this proxy statement.

2004 Aggregated Option Exercises and Fiscal Year-end Option Values
      The following table sets forth information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2004 and stock options held as of December 31, 2004 by each Named Executive Officer.

						Number of
						Securities		Value of
						Underlying		Unexercised
						Unexercised		in the Money
	Shares	Market				Options at		Options at
	Acquired	Price at	Exercise			December 31, 2004		December 31, 2004(1)
	on	Date of	Price	Value
Name	Exercise	Exercise	Per Share	Realized		Exercisable	Unexercisable(2)	Exercisable	Unexercisable(3)

Lowell W. Paxson	—	$—	$—	$—		—	—	$—	$—
Dean M. Goodman						154,328	413,333	36,534	675,866
Anthony L. Morrison						166,667	283,333	22,834	388,166
Seth A. Grossman						54,133	246,667	18,266	337,934
Richard Garcia	40,000	3.02	.01	120,400	(4)	6,667	163,333	9,134	223,766

(1)	Based on the closing sale price of the Class A Common Stock of $1.38 on December 31, 2004.

(2)	Includes shares issued to the Named Executive Officers as unvested shares upon the exercise of options on April 22, 2005 as follows: Mr. Goodman — 493,333 shares; and Mr. Garcia — 150,000 shares.

(3)	Includes value of shares issued to the Named Executive Officers as unvested shares upon the exercise of options on April 22, 2005 as follows: Mr. Goodman — $675,866; and Mr. Garcia — $205,500.

(4)	A portion of this value realized is attributable to 13,333 shares which vested on April 6, 2005.
Stock Incentive Plans
      We established our Stock Incentive Plan, 1996 Stock Incentive Plan and 1998 Stock Incentive Plan (collectively, the “Stock Incentive Plans”) to provide incentives to officers, employees and others who perform services for us through awards of options and shares of restricted stock. Awards are granted under the Stock Incentive Plans at the discretion of our Compensation Committee and may be in the form of either incentive or nonqualified stock options or awards of restricted stock. As of December 31, 2004, 3,444,603 shares of Class A Common Stock were available for additional awards under the Stock Incentive Plans. Awards covering an additional 569,000 shares of Class A Common Stock were granted by the Compensation Committee in January and February 2005. To date, all options we have granted under our Stock Incentive Plans have been nonqualified stock options. Substantially all of the options we granted under the Stock Incentive Plans during the year ended December 31, 2004, including all of the options granted to our Named Executive Officers, had a ten year exercise period and an exercise price of $0.01 per share, vest pro-rata over a three year period and are exercisable for shares of our Class A Common Stock. These unvested options are subject to restrictions on transfer and to a risk of forfeiture, including the risk that the participant will not satisfy vesting conditions that apply to the options.
      The exercise price per share of Class A Common Stock, vesting schedule and expiration date of each stock option granted under the Stock Incentive Plans is determined by the Compensation Committee at the date the option is granted and as provided in the terms of the Stock Incentive Plans. The Compensation Committee may, in its sole discretion, accelerate the time at which any stock option may be exercised. Holders of more than ten percent (10%) of the combined voting power of our capital stock may be granted stock options, provided that if any of such options are intended to be incentive stock options, the exercise price must be at least 110% of the fair market value of the Class A Common Stock as of the date of the grant and the term of the option may not exceed five years. Options granted under the Stock Incentive Plans may be exercised by the participant to whom granted or by his or her legal representative. If a participant’s employment is terminated for cause, each option which has not been exercised shall terminate, and each unvested share held by that participant shall be forfeited.

      The Compensation Committee also has the discretion to award restricted stock, consisting of shares of Class A Common Stock which vest over a period determined by the Committee and are subject to forfeiture in whole or in part if the recipient’s employment is terminated prior to the end of the restricted period. Prior to vesting, the participant may transfer the restricted stock to a trust for the benefit of the participant or an immediate family member, but may not otherwise sell, assign, transfer, give or otherwise dispose of, mortgage, pledge or encumber the restricted stock. The Compensation Committee may, in its discretion, provide that a participant shall be vested in whole or with respect to any portion of the participant’s award not previously vested upon the occurrence of such events or conditions as the Compensation Committee deems appropriate and are specified in the applicable restricted stock agreement. To date, we have not awarded any restricted stock under the Stock Incentive Plans, although we have granted options with a one business day term which were exercisable for unvested shares of Class A Common Stock, which shares are treated as restricted stock under our Stock Incentive Plans.
      In September 2004, we offered participants, including our Named Executive Officers, the opportunity to exchange their outstanding unvested shares for options to purchase an equal number of shares of our Class A Common Stock at an exercise price of $0.01 per share and vesting on the same vesting schedule as the unvested shares they exchanged. We conducted this exchange offer so that the holders of unvested shares would have more flexibility in satisfying their obligation to reimburse us for tax withholding payments we are required to make at the time a holder recognizes taxable income with respect to an award (which, for holders of unvested shares, is generally upon the date the shares become vested and are no longer subject to a substantial risk of forfeiture). The exchange offer was consummated in October 2004.
      Recently enacted section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) made significant changes to the tax treatment of deferred compensation. Our Compensation Committee has typically granted stock option awards under the Stock Incentive Plans with an exercise price that is less than the fair market value of the underlying stock on the date of grant and which vest over a period of three to five years. Under new section 409A, those of the options that were unvested as of December 31, 2004 would be considered deferred compensation because of their discounted exercise price and, unless certain requirements were met, the holders of the options will recognize taxable income when the options vest (as opposed to when they are exercised) and will be liable for an additional 20% excise tax and possible interest on deemed underpayments of tax.
      In order to provide our employees, including our Named Executive Officers, with an opportunity to avoid the adverse tax consequences of new section 409A on their unvested options, in March 2005 our Compensation Committee approved an amendment of the options to permit them to be exercised prior to the dates they would otherwise have become vested. Holders were offered the opportunity, during a one business day period in April 2005, to exercise their options and receive unvested shares of Class A Common Stock. The unvested shares issued to holders who exercised their options under this program will vest according to the vesting schedule originally applicable to the options which they exercised, and will be treated as restricted stock under our Stock Incentive Plans. Restricted stock is subject to a substantial risk of forfeiture prior to vesting, is not treated as deferred compensation under new section 409A and is therefore not subject to the adverse tax consequences of this new law.
      The option amendment in March 2005 and the early exercise of unvested options essentially unwound, for those holders who elected to exercise their options (which included all of our Named Executive Officers), the stock option exchange offer we conducted in September 2004. When the unvested shares issued in April 2005 under this program become vested, the recipients will recognize taxable income, we will be obligated to make tax withholding payments to the Internal Revenue Service in respect of such income, and the recipients will be obligated to reimburse us for these payments. Recipients will be required to satisfy their tax withholding reimbursement obligations to us in cash, and will not be permitted to satisfy such obligations through the surrender to us of shares of Class A Common Stock.

Employment Agreements
      Mr. Paxson is employed as our Chairman and Chief Executive Officer, pursuant to an employment agreement for a three year term commencing October 16, 1999, and renewing thereafter for successive one year periods so long as Mr. Paxson remains our “Single Majority Shareholder” as such term is defined under the rules of the FCC. Mr. Paxson’s base salary under the agreement is $968,000 for calendar year 2005 and increases at a rate of 10% per year thereafter. With respect to the fiscal year ended December 31, 2004, Mr. Paxson received a cash bonus of $660,000. With respect to each fiscal year thereafter, Mr. Paxson may receive an annual bonus up to 100% of his base salary, 65% of which will be determined based on our achievement of financial targets established by our Compensation Committee for the award of bonuses to our senior management, and up to 35% of which will be determined based upon an evaluation by the non-management members of our Board of Directors as to whether Mr. Paxson has satisfactorily performed the tasks associated with his position as our Chairman and Chief Executive Officer. Mr. Paxson is eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives. The Board of Directors may terminate Mr. Paxson’s employment agreement before expiration for good cause, and Mr. Paxson may terminate the agreement for good reason, each as defined in the agreement. If Mr. Paxson dies, becomes permanently disabled, terminates his employment for good reason or is terminated other than for good cause during the term of the agreement, we will pay Mr. Paxson or his estate, as the case may be, his then existing salary for 12 months, in the case of disability, termination for good reason or termination other than for good cause, or 18 months, in the case of death, in each case commencing six months after his last day of employment.
      Mr. Goodman is employed as our President and Chief Operating Officer under an employment agreement that expires on December 31, 2006. Mr. Goodman’s base salary under the agreement is $538,690 for calendar year 2005. With respect to the fiscal year ended December 31, 2004, Mr. Goodman received a cash bonus of $438,013. With respect to each fiscal year thereafter, Mr. Goodman may receive an annual bonus of up to 100% of his base salary, 65% of which will be determined based on our achievement of financial targets established by our Compensation Committee for the award of bonuses to our senior management, and up to 35% of which will be determined based upon an evaluation by our Chairman and Chief Executive Officer, with the concurrence of our Compensation Committee, as to whether Mr. Goodman has satisfactorily performed the tasks associated with his position. Mr. Goodman is also eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation, including awards under our stock incentive plans, as we may determine. We may terminate Mr. Goodman’s employment for cause, as defined in the agreement. If Mr. Goodman’s employment is terminated by reason of his death or disability or other than for cause, or if Mr. Goodman terminates his employment for good reason, as defined in the agreement, we will continue to pay Mr. Goodman or his estate, as the case may be, his base salary for one year (or two years, in the case of any such termination occurring within six months before or two years after a change of control) commencing six months after his last day of employment.
      Mr. Garcia is employed as our Senior Vice President and Chief Financial Officer under an employment agreement that expires on December 31, 2006. Mr. Garcia’s base salary under the agreement is $298,700 for calendar year 2005. With respect to the fiscal year ended December 31, 2004, Mr. Garcia received a cash bonus of $97,150. With respect to each fiscal year thereafter, Mr. Garcia may receive an annual bonus of up to 80% of his base salary, 65% of which will be determined based on our achievement of financial targets established by our Compensation Committee for the award of bonuses to our senior management, and up to 35% of which will be determined based upon an evaluation by our Chairman and Chief Executive Officer, with the concurrence of our Compensation Committee, as to whether Mr. Garcia has satisfactorily performed the tasks associated with his position. Mr. Garcia is also eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation, including awards under our Stock Incentive Plans, as we may determine. We may terminate Mr. Garcia’s employment for cause, as defined in the agreement. If Mr. Garcia’s employment is terminated by reason of his death or disability or other than for cause, or if Mr. Garcia terminates his employment for good reason, as defined in the agreement, we will continue to pay

Mr. Garcia or his estate, as the case may be, his base salary for one year (or two years, in the case of any such termination occurring within six months before or two years after a change of control) commencing six months after his last day of employment.
      Adam K. Weinstein was appointed to the positions of Senior Vice President, Secretary and Chief Legal Officer effective January 1, 2005. Mr. Weinstein was not a “Named Executive Officer” for 2004 for purposes of this proxy statement. Mr. Weinstein’s employment agreement expires on December 31, 2006. Mr. Weinstein’s base salary under the agreement is $260,000 for calendar year 2005. For 2005 and each fiscal year thereafter, Mr. Weinstein may receive an annual bonus of up to 100% of his base salary, 65% of which will be determined based on our achievement of financial targets established by our Compensation Committee for the award of bonuses to our senior management, and up to 35% of which will be determined based upon an evaluation by our senior management, with the concurrence of our Compensation Committee, as to whether Mr. Weinstein has satisfactorily performed the tasks associated with his position. Mr. Weinstein is also eligible to participate in all employee benefit plans and arrangements that are generally available to our other senior executives and to receive such other cash and non-cash bonus awards and compensation, including awards under our Stock Incentive Plans, as we may determine. We may terminate Mr. Weinstein’s employment for cause, as defined in the agreement. If Mr. Weinstein’s employment is terminated by reason of his death or disability or other than for cause, or if Mr. Weinstein terminates his employment for good reason, as defined in the agreement, we will continue to pay Mr. Weinstein or his estate, as the case may be, his base salary for one year (or two years, in the case of any such termination occurring within six months before or two years after a change of control) commencing six months after his last day of employment.
      The terms of each of the employment agreements described above were approved by our Compensation Committee.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee was composed of Messrs. Greenwald, Burnham and Oxendine during 2004. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2004.
      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.
Compensation Committee Report on Executive Compensation
      This report is submitted by the Compensation Committee of our Board of Directors, which currently comprises Mr. Brandon, Mr. Burnham, Mr. Oxendine and Mr. Patrick, each of whom, in the opinion of our Board of Directors, is an independent, non-employee director of the Company. During 2004 and until his resignation on February 28, 2005, Mr. Greenwald was the Chairman of the Compensation Committee. On March 11, 2005, the Board of Directors appointed Mr. Brandon as Chairman of the Compensation Committee, and on April 4, 2005 the Board of Directors appointed Mr. Patrick as a member of the Compensation Committee.
      The Compensation Committee reviews and approves the compensation of our executive officers. Our executive officers are those persons whose job responsibilities and policy-making authority are the broadest in our company, and include the Chairman and Chief Operating Officer and the President and Chief Executive Officer. The Committee is also responsible for administering our Executive Bonus Program and Stock Incentive Plans, and for reviewing other compensation plans and making recommendations to the Board of Directors. In each of the past three years, the Committee engaged an outside compensation consulting firm to assist the Committee in its review of the compensation of our executive officers.

Compensation Philosophy and Practices
      The Committee’s executive compensation philosophy is intended to ensure that we are able to attract and retain highly qualified executives who are compensated in a manner that aligns their interests with those of our stockholders. This philosophy is based upon the following core principles:

•	Total compensation must be competitive and commensurate with the individual executive’s contribution to our overall performance.

•	Bonus compensation must be linked to the individual executive’s performance and to our overall financial performance.

•	Compensation must align the interests of our executives and stockholders, both in the short term and in the long term.

•	Compensation must be consistent with the retention of executives, given the financial and operational challenges facing us.
      The Committee seeks to recommend compensation levels for our executives which are competitive with the compensation offered to executives performing similar functions by other companies in the broadcasting industry, and to link a significant portion of an executive’s total potential cash compensation to the achievement of overall company financial performance goals and individual performance criteria. In formulating its recommendations as to awards under the stock incentive plans, the Committee seeks to provide a means for our executives to realize substantial additional compensation through the receipt of nominally-priced stock options to acquire shares which become vested over time as the executive remains in our employment. The Committee has sought to use the grant of discounted stock options as a means of retaining key executives the Committee has determined to be crucial to our future success.
      The Committee annually surveys the executive compensation practices of a group of peer companies in the television broadcasting industry and uses this information to assure that our executive compensation levels are competitive. The Committee’s philosophy is that total compensation (cash and stock) should be at or above the average of this peer group of companies, with the potential for higher than average total compensation if we perform well. In addition to reviewing executive officers’ compensation against the peer group, the Committee also considers information provided by management consisting of historical and prospective breakdowns of the total compensation components for each executive officer. Further, in the case of each Named Executive Officer other than Mr. Paxson, the Committee considers the recommendations of Mr. Paxson regarding each such officer’s entitlement to the individual performance component of such officer’s annual bonus.

Components of Compensation Program
      The compensation program for each executive officer consists of base salary, an annual performance bonus, and awards of stock options. In the course of the Committee’s annual review of each Named Executive Officer’s compensation, the Committee reviews a summary sheet describing the historical compensation paid to that executive, including that executive’s total compensation for the immediately preceding year.
Base Salary
      The 2004 base salaries of the Named Executive Officers have been established pursuant to an employment agreement entered into between us and each such officer. As to each Named Executive Officer other than Mr. Paxson, that officer’s base salary is subject to review by the Committee on an annual basis and to increase based on the Committee’s evaluation and management’s recommendations. In making this evaluation, the Committee takes into account the following factors:

•	the executive’s individual performance;

•	changes in market salaries for executives in comparable positions with comparable companies; and

•	changes in the executive’s level of responsibility.

      In assessing market salaries, the Committee seeks to pay base salaries that are, overall, competitive with the salaries that are paid by the peer group of companies referred to above.
      As to each Named Executive Officer other than Mr. Paxson, the Committee approved base salary increases effective January 1, 2004. In establishing annual base salaries for 2004, the Committee took into account that, as part of our cost containment efforts, the Named Executive Officers, other than Mr. Paxson, received no base salary increases in 2003 over 2002 levels. The Committee also considered the recommendation of its outside compensation advisor and the recommendations of our management. Mr. Garcia’s annual base salary was increased substantially in May 2004 in connection with his promotion to Chief Financial Officer.
      As described below under “— Chief Executive Officer Compensation,” Mr. Paxson’s base salary was established pursuant to the employment agreement between Mr. Paxson and us, and increases at a rate of 10% per year in accordance with that agreement. This increase is not subject to a determination by the Committee.
Annual Performance Bonus
      Under the Executive Bonus Program, members of our senior management approved by the Compensation Committee may earn cash bonus compensation on an annual basis based upon the achievement of financial performance goals and individual performance criteria. The terms of our Executive Bonus Program are set forth by contract with each member of our senior management. The bonus calculation criteria are established on an annual basis by the Committee, and generally consist of a set of financial performance goals which we must meet and individualized performance criteria and bonus levels for each participant (generally expressed as a percentage of the participant’s base salary). Under the terms of their employment agreements, each of our executive officers has the opportunity to earn an annual bonus of up to 25% to 100% of base salary, 50% to 65% of which is earned if we meet the financial performance goals established annually by the Committee and 35% to 50% of which is earned if, in the opinion of our Chairman and Chief Executive Officer with the concurrence of the Committee (or, in Mr. Paxson’s case, in the opinion of the non-management members of our Board of Directors), the officer satisfactorily performs the tasks associated with his or her position. Bonuses awarded with respect to a fiscal year are paid during the following year.
      For the 2004 fiscal year, the Committee established target levels of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) as the financial performance goals to be used to determine that portion of bonus compensation under the Executive Bonus Program which is dependent upon our performance results. The EBITDA targets established by the Committee were based upon the annual budget approved by the Board of Directors, with the participants being entitled to receive 100% of their full bonus opportunity if our EBITDA results for 2004 met budget, and declining percentages at various levels of EBITDA below budget. Based upon our actual adjusted EBITDA for the 2004 fiscal year, each of the Named Executive Officers was entitled to receive bonus compensation equal to 75% of the maximum bonus amount the executive could earn based upon our performance (i.e., 75% of 65% of the executive’s total bonus opportunity).
      For the 2004 fiscal year, the Committee concurred with Mr. Paxson’s determination that each Named Executive Officer (other than Mr. Paxson) was entitled to receive the full amount of bonus compensation the executive could earn based upon his individual performance (i.e., 100% of 35% of the executive’s total bonus opportunity). Bonus compensation earned with respect to the 2004 fiscal year was paid in January 2005 and April 2005.
Stock Options
      The objectives of the Stock Incentive Plans are to help us attract and retain outstanding employees, and to promote the growth and success of our business by aligning the financial interests of our employees with those of our other stockholders. The Committee has historically granted options under the Stock Incentive Plans at a discount to market price in order to increase the value to executives of stock-based compensation, seeking thereby to further align the executives’ interests with those of our other stockholders. Further, by granting discounted options which either vest over time, or are exercisable immediately for unvested shares which then vest over time, the Committee has sought to use stock-based compensation as a means of retaining our executives and other employees.
      In October 2003, the Committee initiated a retention program whereby it sought to use significant stock-based compensation awards as a means of encouraging our executives and other key employees to remain in our employment. The Committee awarded a significant number of stock options that were exercisable immediately for unvested shares of stock that were scheduled to vest on a “cliff” basis (i.e., all at once) five years after the grant date. The Committee also awarded a lesser number of options that were exercisable immediately for unvested shares that were scheduled to vest ratably over the three years following the grant date. All of the options awarded under this program were exercisable at a price of $.01 per share.
      In September 2004, the Committee approved an offer to those of our employees, including the Named Executive Officers, who had received stock option grants in October 2003, to exchange the shares of restricted stock they had acquired upon exercise of those options for new options to purchase an equal number of shares at an exercise price of $0.01 per share, which would vest on the same vesting schedule as the shares of restricted stock tendered for exchange. The Committee approved this offer in order to allow participants to avoid any hardship associated with satisfying tax withholding obligations which would have arisen in connection with the vesting of unvested shares, which vesting was scheduled to commence in October 2004.
      In October 2004, the Committee awarded additional stock options to the Named Executive Officers. The options are exercisable for ten years at an exercise price of $0.01 per share and are subject to vesting restrictions. All of the options issued to the Named Executive Officers in the October 2004 award will vest in equal annual installments over a three year period, and will vest immediately upon a change of control and upon the holder’s death, disability or termination of employment by us without cause. The October 2004 awards were made as part of the retention program adopted by the Committee in October 2003, and were intended to create significant incentives for our executives and other key employees to remain in our employment.
      The terms of the Stock Incentive Plans under which the options described above were issued are described above under “— Stock Incentive Plans.”
Profit Sharing Plan
      We have a profit sharing plan under Section 401(k) of the Code under which our employees must complete six months of service in order to be eligible to defer salary and, if available, receive matching contributions under the Section 401(k) portion of the plan. Participants may elect to contribute a specified percentage of their compensation to the plan on a pre-tax basis. We may, at our discretion, make matching contributions based on a percentage of deferred salary contributions at a rate to be determined by certain of our officers, which matching contributions may be paid in our stock. In addition, we may make supplemental profit sharing contributions in such amounts as certain of our officers may determine. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years. After five years of service, a participant’s right to his or her profit sharing contribution is fully vested. Thereafter the participant may receive a distribution of the entire value of his or her account at age 55, 62 or 65 or upon termination of employment, death or disability. Each of our Named Executive Officers and other executive officers is entitled to participate in the profit sharing plan.
Other Benefits
      We provide other benefits, such as medical, dental and life insurance and disability benefits, to each Named Executive Officer and each other executive officer, in a similar fashion to those provided to all other employees.

Chief Executive Officer Compensation
      The compensation of Mr. Paxson, our Chairman and Chief Executive Officer, has been established pursuant to an employment agreement entered into in October 1999, the material terms of which were established by negotiation with NBC, which made a significant investment in us at that time. The terms of the agreement are described above under “— Employment Agreements.” Under the agreement, Mr. Paxson receives a stated annual base salary with annual 10% increases. Mr. Paxson’s base salary in 2004 was $880,000, a 10% increase over his 2003 base salary. Because Mr. Paxson’s base salary was established as a matter of contract, the Committee did not consider adjustments to Mr. Paxson’s base salary based on our performance or any other factors. Under Mr. Paxson’s employment agreement, the maximum bonus for which Mr. Paxson was eligible for the 2004 fiscal year was 100% of his base salary, up to 65% of which could be earned if we met the financial performance goals established by the Committee and up to 35% of which could be earned if, in the opinion of the non-management members of our Board of Directors, Mr. Paxson satisfactorily performed the tasks associated with his position.
      Based on our actual adjusted EBITDA for the 2004 fiscal year and the financial performance goals established by the Committee, the Committee determined that Mr. Paxson was entitled to a bonus of $429,000, or 75% of the maximum bonus amount Mr. Paxson could earn based upon our performance (i.e., 75% of 65% of his total bonus opportunity). A portion of this bonus was paid to Mr. Paxson in January 2005, and the remainder was paid in April 2005. The non-management members of our Board of Directors determined that Mr. Paxson was entitled to a bonus of $231,000, or 75% of the maximum bonus amount Mr. Paxson could earn based upon his individual performance (i.e., 75% of 35% of his base salary) in 2004, which was paid in January 2005. Mr. Paxson therefore received total cash bonus compensation of $660,000, or 75% of his base salary, with respect to the 2004 fiscal year.

Limit on Tax Deductible Compensation
      Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. While the Committee will continue to give due consideration to the deductibility of compensation payments under future compensation arrangements with our executive officers, the Committee has not adopted a policy requiring all compensation to be deductible. We have in the past, and may in the future, enter into compensation arrangements under which payments are not fully deductible under Section 162(m) of the Code. The Committee will make its compensation decisions based upon what it believes to be in our best interests, giving due consideration to all relevant factors.

Submitted by the Compensation Committee

Henry J. Brandon, Chairman
Bruce L. Burnham
John E. Oxendine
W. Lawrence Patrick

Stock Performance Graph
      The graph below compares the cumulative total return on our Class A Common Stock from December 31, 1999 through December 31, 2004 with the cumulative total return of the American Stock Exchange Market Value Index (the “American Stock Exchange Index”) and The Kagan TV Station Average index (the “Media Index”). The Stock Performance Graph that was included in the proxy statement for our 2004 Annual Meeting of Stockholders did not include the Media Index, and instead included an industry peer group index compiled by us based on a peer group that consisted of Granite Broadcasting Corp., Hearst-Argyle Television Inc., Sinclair Broadcast Group, Inc., Univision Communications, Inc., Young Broadcasting, Inc. and LIN TV Corp. (the “Peer Group”). We have decided to use the Media Index instead of the Peer Group index for purposes of the Stock Performance Graph in this proxy statement because we have determined that it more appropriately reflects the industry in which we operate. Unlike our company, the companies constituting the Peer Group do not operate their consolidated station groups as part of a television broadcasting network.

Company Name/ Index(1)	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Paxson Communications Corp.-Class A	$100.00	$100.00	$87.54	$17.26	$32.25	$11.56
American Stock Exchange Index	$100.00	$92.76	$86.34	$70.57	$95.52	$110.38
Media Index(2)	$100.00	$73.68	$69.84	$60.19	$72.46	$57.57

(1)	The comparison assumes $100 was invested at the per share closing price of our Class A Common Stock on December 31, 1999. Similar calculations were made with respect to the American Stock Exchange Market Value Index and the Media Index for the relevant periods assuming that all dividends were reinvested.

(2)	Assuming $100 was invested on December 31, 1999 in each of our Class A Common Stock, the shares constituting the Media Index and the shares constituting the Peer Group index, the value of those investments at December 31, 2004 would have been $11.56, $57.57 and $60.15, respectively. LIN TV Corp., a corporate entity that owns 100% of LIN Television, completed its initial public offering in May 2002 and the shares of common stock of LIN TV Corp. are listed for trading on the New York Stock Exchange under the symbol TVL. LIN TV Corp. was included in the Peer Group index beginning as of December 31, 2003, and not for prior years, because it did not become a reporting company until May 2002. If LIN TV Corp. were excluded from the Peer Group index, the cumulative total return of the Peer Group index for December 31, 2003 and December 31, 2004 would have been $82.09 and $61.54 respectively, and the return for other years would have been unchanged. Calculations for the Peer Group were weighted on the basis of the respective companies’ market capitalizations.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings.
Audit Committee Report
      This report is submitted by the Audit Committee of the Board of Directors, which currently consists of five independent directors and operates under a written charter adopted by the Board of Directors. The members of the Committee are Bruce L. Burnham, John E. Oxendine, Henry J. Brandon, Elizabeth J. Hudson and W. Lawrence Patrick. Mr. Burnham is the chairman of the Audit Committee. The Board of Directors appointed Mr. Patrick as a member of the Audit Committee on April 4, 2005. During 2004 and until his resignation on February 28, 2005, Mr. Greenwald was a member of the Audit Committee. Our Board of Directors has determined that each of the members of the Audit Committee is an independent director as defined under the rules of the American Stock Exchange and is “independent,” as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended.
      The Audit Committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our independent registered certified public accountants. The duties of the Audit Committee are to select, retain, oversee and evaluate our independent registered certified public accountants, to meet with our independent registered certified public accountants to review the scope and results of the audit, to approve non-audit services provided to us by our independent registered certified public accountants, and to consider various accounting and auditing matters related to our system of internal controls, financial management practices and other matters.
      Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to review and discuss management’s report on our internal control over financial reporting.
      During the course of 2004, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditors at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K/ A for the year ended December 31, 2004 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K/ A related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
      The Audit Committee has met and discussed the fiscal 2004 audited financial statements with management and our independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with our independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, entitled Communications with Audit Committees.

      Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, entitled Independence Discussions with Audit Committees, and the Audit Committee discussed with our independent accountants that firm’s independence.
      Based on the Audit Committee’s discussion with management and our independent accountants and the Audit Committee’s review of the representation of management and the report of our independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements for fiscal 2004 in our Annual Report on Form  10-K/ A for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee

Bruce L. Burnham, Chairman
John E. Oxendine
Henry J. Brandon
Elizabeth J. Hudson
W. Lawrence Patrick
PROPOSAL 2 — RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT ACCOUNTANTS
      During March 2003, the Audit Committee of our Board of Directors decided to request proposals from each of the four largest public accounting firms, including PricewaterhouseCoopers LLP (“PwC”), for engagement by us to conduct the independent audit of our financial statements for the year ending December 31, 2003. PwC audited our consolidated financial statements for the year ended December 31, 2002. On April 4, 2003, PwC informed us that it declined to be considered for retention as our independent accountants.
      The report of PwC on our consolidated financial statements for the fiscal year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.
      In connection with its audit for the fiscal year ended December 31, 2002, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their report on the financial statements for such year. During the fiscal year ended December 31, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K with respect to us.
      On April 10, 2003, the Audit Committee of our Board of Directors approved the engagement of Ernst & Young LLP (“E&Y”) to act as our independent accountants to audit our financial statements for the fiscal year ending December 31, 2003. E&Y acted as independent accountants to audit our financial statements for the fiscal years ending December 31, 2003 and December 31, 2004. During the two most recent fiscal years and through April 28, 2005, we have not consulted with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor was oral advice provided that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

      We are recommending that stockholders ratify the appointment of E&Y as our independent registered certified public accountants for 2005. As of April 28, 2005, however, we and E&Y have not agreed upon the terms of any engagement of E&Y by our company with respect to 2005.
      Representatives of E&Y are expected to be present at the Meeting to answer questions from stockholders, and will have an opportunity to make a statement if they wish to do so.
Compensation of Independent Registered Certified Public Accountants
      During the years ended December 31, 2004 and 2003, the Company retained E&Y to provide services in the following categories and amounts:
      Audit Fees. The aggregate fees billed to us by E&Y for its services in connection with the audit of our annual consolidated financial statements for the fiscal year ended December 31, 2004 and 2003, and its review of the quarterly financial statements included in our reports on Form 10-Q filed during the 2004 and 2003 fiscal years were $2,507,532 and $1,620,874, respectively. The 2004 amount includes fees for Sarbanes-Oxley Act Section 404 attestation services. The 2003 amount also includes fees for services provided by E&Y in connection with its audit of our consolidated financial statements for the nine months ended September 30, 2003 in connection with our January 2004 offering of senior secured notes.
      Audit-Related Fees. Fees for professional services provided by E&Y during the years ended December 31, 2004 and 2003 were $135,568 and $1,693, respectively. Audit-related fees related to Sarbanes-Oxley Act Section 404 assistance in 2004 and internal audit services which were concluded in 2002.
      Tax Fees. Fees for professional services provided by E&Y during the years ended December 31, 2004 and 2003 were $155,150 and $147,000, respectively. Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the Company and tax advice, exclusive of tax services rendered in connection with the audit.
      All Other Fees. Fees for professional services provided by E&Y during the years ended December 31, 2004 and 2003, were $249,437 and $89,334, respectively. Other fees consist primarily of consultation on tax matters during 2004 and 2003, respectively.
      The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for us by the independent accountants, subject to the requirements of applicable law. In accordance with the charter, the Committee has delegated the authority to grant such pre-approvals to the Committee chair, which approvals are then reviewed by the full Committee at its next regular meeting. Typically, however, the Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent accountants include the Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of services or to engage the independent accountants for any services not included in the budget. The Committee periodically monitors the services rendered by and actual fees paid to the independent accountants to ensure that such services are within the parameters approved by the Committee.
      During 2004 and 2003, all of E&Y’s services described in “Audit-Related Fees,” Tax Fees” and “All Other Fees,” were approved by the Audit Committee in accordance with our formal policy on auditor independence.
      The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered certified public accountants for 2005.

OTHER INFORMATION
Stockholder Proposals for 2006 Annual Meeting
      Proposals of stockholders intended for presentation at the 2006 annual meeting must be received by us on or before December 30, 2005, in order to be included in our proxy statement and form of proxy for that meeting.
      In addition, our By-laws provide that for any stockholder proposal to be properly presented at the 2006 annual meeting, we must receive notice of the matter not fewer than 60 days before June 10, 2006. Thus, any such proposal will be considered untimely for purposes of Exchange Act Rule 14a-5(e)(2), and any proxy granted with respect to the 2006 annual meeting will confer discretionary authority to vote with respect to such proposal, if notice of such proposal is not received by us before April 11, 2006.
Expenses of Solicitation
      We will bear the expense of preparing, printing, and mailing proxy materials to our stockholders. In addition to solicitations by mail, our employees may solicit proxies on behalf of the Board of Directors in person or by telephone. We will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of our stock.
Other Matters
      The financial statements, financial information and management discussion and analysis of financial condition and results of operations set forth in our 2004 Annual Report are incorporated by reference. We will provide to any stockholder upon written request a copy of our Annual Report on Form 10-K, including the financial statements and the schedules thereto, for our fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. We will not charge for copies of our annual report, but will assess a reasonable charge for copies of the exhibits, if requested.

By Order of the Board of Directors

/s/ Adam K. Wernsting

Adam K. Weinstein, Secretary
West Palm Beach, Florida
April 29, 2005

PROXY
PAXSON COMMUNICATIONS CORPORATION
601 Clearwater Park Road
West Palm Beach, Florida 33401-6233
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Adam K. Weinstein and William L. Watson, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of Paxson Communications Corporation held of record by the undersigned on April 15, 2005, at the annual meeting of stockholders to be held on June 10, 2005, or any adjournment thereof.

1.	ELECTION OF CLASS II DIRECTORS

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY (except as marked to the contrary below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below)
Dean M. Goodman, W. Lawrence Patrick

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 2005
☐  FOR        ☐  AGAINST        ☐  ABSTAIN
(continued and to be signed on other side)

(Continued from other side)

3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 1 and for Proposal 2.
Dated ________________________, 2005

Signature

Signature if held jointly

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

☐	I plan to attend the Annual Meeting of Stockholders in person. Please pre-register me for the Annual Meeting of Stockholders